Exhibit 99.2

May 2019 Investor Presentation Script

Opening Remarks

Good afternoon, everyone. We are pleased to welcome you to the Hospitality Investor’s Trust quarterly webinar. Today we will review our property operating results for full-year 2018 and Q1 2019 pursuant to our Form 10-K and Form 10-Q which we publicly filed on April 16 and May 13 of 2019, respectively. We will also discuss several recent events which occurred this past month including our transformative portfolio $1.325Bn refinancing transaction, our hiring of a new Chief Financial Officer and the filing of our latest estimated per-share net asset value.

We will be working from the May 2019 Investor Presentation and script which the Company filed earlier today with the Securities and Exchange Commission. They are both now available on our website at www.hitreit.com. A replay of today’s call will also be included on our website later this afternoon.

Slide 2: Risk Factors

As an initial matter, I would like to direct your attention to slide 2 for important information regarding Risk Factors and Forward-Looking Statements. As a reminder, investing in our common stock involves risks. See the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K for a discussion of the risks that should be considered in connection with investing in our Company.

This presentation also contains forward-looking statements. For additional information regarding risks associated with forward-looking statements, please refer to slides 20 and 21 of this presentation.

This presentation also includes a discussion of Revenue Per Available Room, or RevPAR, which is a supplemental revenue performance metric, and Hotel EBITDA, which is a non-GAAP financial measure. These metrics are commonly-used performance measures by other public hotel REITs. For a reconciliation of GAAP net income to Hotel EBITDA, please refer to slide 19 of this presentation.

Please turn to slide 5.

Slide 5: Review of Financial Results: Full-Year 2018 and Q1 2019

I will now begin our presentation, which is a review of our property operating results for full-year 2018 and Q1 2019.

We are pleased with our operating results for the first quarter of 2019, highlighted by RevPAR growth of +2.1% for our total portfolio of 144 hotels. This figure exceeded the U.S. and select-service averages of +1.5% and -0.1%, respectively.

For full-year 2018, our total portfolio saw revenues of $606.1M and Hotel EBITDA of $177.0M. Our group of 40 comparable renovated hotels continued to increase RevPAR with growth of +2.0%, which was encouraging as this group is approximately two years beyond renovation completion.

Our total portfolio saw a 2018 RevPAR decrease of -2.4%, but a key driver of this decline was more portfolio renovation work occurring in 2018 than 2017. In 2018 we completed renovations at 37 hotels and spent $103.2M, which was the most of any year to date and had roughly triple the number of rooms offline in 2018 compared to 2017. In addition, compared to 2017 we saw a slower return to normal occupancy, or slower ramp up, for hotels that had recently completed renovations.

By the end of the second quarter, we expect to complete renovations at 99 of 141 hotels that are part of our PIP program.

Slide 6: Current Hotel Portfolio Snapshot

Please turn to slide 6.

Our hotels are branded by the highest quality and nationally recognized names in the hospitality business such as Hilton, Marriott and Hyatt. These three brands account for approximately 98% of our portfolio’s total keys.

We believe our portfolio is represented by many of the strongest and most recognized flags, including Hampton Inn, Courtyard, Hyatt Place, Residence Inn and Homewood Suites. These five flags account for approximately 77% of our portfolio’s total keys. In addition, we believe our portfolio benefits from substantial geographical diversification, as no market represents more than approximately 4.5% of our total key count. Top markets including Miami / East Coast of South Florida, Orlando, Chicago, Memphis and Atlanta. Moreover, our top states from a concentration standpoint include Florida, Tennessee, Texas, Georgia and Kentucky.

Slide 8: Bruce Riggins Hired as New Chief Financial Officer and Treasurer, Effective on May 28, 2019

We will now move to Section 2, which covers recent events and activity for the Company. Please turn to slide 8.

As announced in our Form 8-K filing on May 9th, Bruce Riggins has been hired as our new CFO and treasurer, effective on May 28, 2019. Bruce has significant executive leadership experience spanning approximately 20 years with both publicly-traded lodging REITs and hotel management companies, including LaSalle Hotel Properties, Innkeepers, Interstate Hotels & Resorts and Skyline Investments.

Bruce will be replacing Ed Hoganson, who will be resigning to pursue a leadership opportunity with a hotel management company. Per our Form 8-K filing on April 24th discussing his departure, there were no disagreements between the Company and Ed on matters relating to the Company’s operations, policies or practices. We wish Ed the best in his future endeavors.

We are excited to have Bruce join our team and expect his hiring to be, and has been already, well-received by our lenders, brands and other partners.

Slide 9: HIT REIT Closes Transformative $1.325Bn Refinancing Transaction

Please turn to slide 9.

On May 1, 2019, we completed a transformative $1.325Bn refinancing transaction of the majority of our mortgage debt and hotels with five global investment banks: Goldman Sachs, Morgan Stanley, Deutsche Bank, Citi and J.P. Morgan. The transaction was comprised of two components:

1.	A $1.040Bn CMBS refinancing of 92 hotels (“Refinancing”) and;
2.	A commitment and amendment to our 28-hotel Term Loan, which now has a balance of $285M compared to $310M previously. $25M of proceeds from the Refinancing was used to prepay the Term Loan in exchange for an agreement to extend the maximum loan term one additional year along with other modifications.

The Refinancing reduced our cost of capital, as it carries a new interest rate of LIBOR plus 290 basis points compared to 303 basis points on substantially all of the loans repaid. We also expect to receive a non-call protected interest-only bond in the loan securitization which is expected to further reduce borrowing costs by an estimated 10 basis points starting in 2020.

The Refinancing carries 5.5 years of fully-extended term, therefore significantly mitigating our near-term maturity risk. Briefly flipping to slide 10, the transaction increased the average remaining term of our mortgage debt to nearly five years.

Turning back to slide 9, the Refinancing also generated $25M of working capital for the Company and resulted in enhanced asset disposition flexibility, as overall we were able to allocate lower loan amounts to our hotel sale candidates compared to the previous debt in place.

Perhaps most importantly from a big picture standpoint, we believe the breadth of institutional support in this transaction underscores the marketplace’s confidence in our portfolio, long-term strategy and prospects. In addition to the initial underwriting by five of Wall Street’s major investment banks, the CMBS securitization was oversubscribed by over 2.0x to approximately 45 investors including blue-chip life insurance companies, asset managers, state pension funds, dedicated debt funds and hedge funds. We are unable to share investor names, but rest assured there are many household names whom have invested capital with HIT. They are truly the best of the best. We are proud to be validated by this investorship.

Slide 12: Updated Per-Share NAV of $9.21 Announced on May 13, 2019

We will now move to Section 3, which provides a comprehensive overview and update of our latest estimated per-share net asset value. Please turn to slide 12.

On May 13, 2019, we announced the latest estimated per-share NAV of our common stock equal to $9.21, calculated as of December 31, 2018. Our Board of Directors unanimously approved this figure on May 9, 2019. Consistent with prior years, an independent valuation firm performed appraisals of our real estate assets based on market conditions, supply and demand factors and other factors.

$9.21 represents a decrease of $4.66 per share, or 33.6%, over a twelve-month period compared to our previous NAV of $13.87 per share, which was calculated as of December 31, 2017.

Our year-over-year NAV change trended similarly to the 2018 stock price performance of our publicly-traded select-service REIT peers as well as to the broader industry, as lodging REITs across the spectrum were impacted by certain market conditions which generally resulted in hotel expense growth that outpaced revenue growth in 2018. These market conditions included lower than expected top-line growth due to outsized industry supply and higher than expected expense growth driven by rising labor costs.

Slide 13: Review of Year-over-Year NAV Change: Primarily Driven by Decreases in Real Estate Value and Restricted Cash

Please turn to slide 13.

From an arithmetic standpoint, our year-over-year NAV decrease was driven by two components:

1.	A $3.77 per share, or $147.5M, decrease to Real Estate Value and;
2.	A $0.91 per share, or $35.5M decrease to Restricted Cash

All other combined balance sheet components were nearly flat on a per share basis year-over-year.

Our Real Estate Value decline was driven by market factors. The Company, its peers and the broader lodging industry saw lower than expected top-line growth due to outsized industry supply and higher than expected expense growth driven by labor costs during 2018. These factors resulted in lower 10-year cash flow projections, which are the primary basis for our Real Estate Value, as compared to the prior year.

Our lower actual 2018 cash flow impacted our 2019 forecasts and was driven by a combination of the supply and expense related market conditions I just mentioned, as well as more pronounced relative renovation disruption in 2018 than in prior years: more rooms were offline for a longer duration and many hotels experienced a slower post-renovation ramp up compared to similar renovations in 2015 to 2017.

Slide 14: 2018 Stock Price Trends: Publicly-Traded Lodging REITs

Please turn to slide 14.

As touched on briefly, our year-over-year NAV decrease of 33.6% trended similarly to the 2018 stock price performance of our publicly-traded select-service REIT peers as well as to the broader industry.

Our peer group, comprised of Ashford, Summit, Apple, RLJ and Chatham, averaged a 2018 year-over-year decrease of 28.3%, while nine of the 16 largest publicly-traded lodging REITs saw stock price decreases greater than 20%. Overall, 15 of 16 experienced stock price decreases year-over-year. Our closest two, Apple and Summit, were down 27% and 36%, respectively. It is typically hard for appraisers to ignore this market factor.

Slide 15: Lodging Market Revenue Fundamentals: Lower Growth Environment has Impacted our Portfolio and the Broader Industry

Please turn to slide 15.

In 2018, we saw a general industry trend of actual RevPAR falling below budgets that were set in late 2017 or early 2018, particularly with respect to the select-service hotel segment. This was in large part due to outsized supply growth in select-service compared to the broader U.S. As you all likely know by now, our portfolio is comprised almost entirely of select-service hotels.

Supply growth for select-service was +4.7% in 2018, nearly two and a half times the 2018 U.S. average of +2.0% and the long-term U.S. average of +1.8%. With respect to our portfolio, over 40% of our portfolio was exposed to states where supply exceeded demand.

Marriott, which has a North American portfolio comprised of 54% select-service, saw 2018 RevPAR growth of +1.5% which was 100 basis points below initial guidance of +2.5%. Our closest publicly-traded peers, Apple Hospitality and Summit Hotel Properties, similarly missed RevPAR guidance as they averaged a RevPAR increase of +0.3% which was 110 basis points below their average initial guidance of +1.4%.

Given the lower-growth environment we are experiencing compared to expectations from a year ago, we have also seen a pull-back in RevPAR projections by major third party research firms. CBRE, regarded as the industry leader for longer term U.S. hotel industry projections, is projecting average U.S. select-service RevPAR growth of +0.7% from 2019 to 2022, compared to +2.0% from last year’s forecast. This drop was less pronounced for their overall U.S. projections over this same period, which is now +1.3% compared to last year’s +1.8%.

Why, you may ask is the industry resetting these projections? Please turn to page 16 for the answer.

Slide 16: Lodging Market Expense Fundamentals: 2018 Labor Dynamics Resulted in Outsized Expense Growth vs. Expectations

In 2018, we saw that positive U.S. labor trends have a correlative negative impact on the hospitality industry from a hotel labor cost perspective. Unemployment reached a 50-year low of 3.7% in late 2018, while nearly half of the U.S. states raised minimum wages during 2017 and 2018. These are both good things as it relates to overall U.S. labor fundamentals. However, near-record low unemployment coupled with wage growth resulted in outsized hotel expense growth due to rising labor costs, which typically represent approximately 20% of select-service hotel expenses. Strong U.S. labor fundamentals have created more optionality for hotel employees, particularly housekeeping, effectively creating pricing power for these employees. These target workers are now migrating to less strenuous retail jobs, which now can offer higher minimum wages and potentially better benefits. $1.00 to $2.00 more an hour is significant to this employee. We have seen an average increase of approximately $1.25 per hour over the last two years, or 12%. This is meaningful to HIT and the entire hospitality sector.

This in turn has led to outsized hotel labor cost growth compared to minimum wage growth. In 2018, the rooms component of labor cost at our hotels grew over 5%, compared to U.S. minimum wage growth of 2.5%. What’s driving this is that hotel owners now have to further incentivize housekeeping employees to stay by offering more competitive wages than minimum wage retail positions, or by hiring more expensive contract labor to fill in for recently departed employees or to pay overtime at 1.5x regular wages. U.S. immigration issues have further exacerbated this dynamic by reducing the potential pool of target workers who have typically been loyal and hardworking employees. The table shows that today over 300,000 more hospitality job openings exist since 2016 alone.

As a result, total hotel expense growth generally outpaced revenue growth in 2018 across the lodging industry, a phenomenon inconsistent with the hospitality industry which has the ability to reprice nightly. This inverse trend was unforeseen in 2018 budgets across the lodging REIT and third-party research firm spectrum universally.

Slide 17: Key Value Enhancement Initiatives Going Forward

Please turn to slide 17.

As we look forward, we remain focused on enhancing stockholder value as we continue to move towards a liquidity event. On-going value enhancement initiatives include selling non-core assets, completing our PIP program, continuing to pursue debt capital structure enhancements and evaluating new acquisition opportunities.

We are currently targeting a liquidity event within the next two to four years, which will likely be a public listing, merger or sale. We will continue to assess the possibility of earlier liquidity events subject to market conditions.

Closing Remarks

We recognize that the NAV is not where any of us as investors want it to be. We have attractive long-term debt and a world-class, thoughtful and terrific partner in Brookfield. Over the next three years we will evaluate every option imaginable and available to the Company with investor liquidity as the most important outcome.

Thank you for your time and consideration and we will now attempt to answer questions from the Q&A area on the webinar home page.